Exhibit 99.1


FOR IMMEDIATE RELEASE
CONTACTS:  Corporate Contact:             Investor Relations Contact:
           John Carlson, Exec VP & CFO    John Nesbett / Jennifer Belodeau
           480-505-4869                   Institutional Marketing Services (IMS)
                                          203-972-9200


                          Alanco/StarTrak Announces
                        FY First Quarter Sales Up 25%


(Scottsdale, AZ October 14, 2010) Alanco Technologies, Inc. (NASDAQ: ALAN), today announced preliminary unaudited sales results for its fiscal first quarter ended September 30, 2010. StarTrak Systems, the Companys sole operating subsidiary following the recent divestiture of underperforming assets, reported first quarter sales totaling approximately $3.7 million, a 25% increase compared to the prior year first quarter results. During the first quarter the Company reported adding a record 24 new accounts in diverse refrigerated transport market segments including: truckload, intermodal, food service, private fleet, life sciences and international refrigeration applications.

Tom Robinson, StarTrak Executive Vice President commented, The record number and diversity of our 24 first quarter account additions demonstrate the growing adoption of StarTraks information technology services throughout the refrigerated transport market. The first quarters sales were about 10-15% less than anticipated due to an industry-wide shortage of certain electronic components which delayed shipment of a portion of our hardware backlog to the second quarter. With our existing strong backlog, and assuming modest improvement in electronic component availability, we anticipate sales to increase approximately 30% for the fiscal second quarter.

Alanco Technologies, Inc. provides wireless monitoring and asset management solutions through its StarTrak Systems subsidiary. StarTrak Systems is the dominant provider of tracking, monitoring and control services to the refrigerated or Reefer segment of the transportation marketplace, enabling customers to increase efficiency and reduce costs of the refrigerated supply chain. For more information, visit the Alanco website at www.alanco.com or StarTrak Systems at www.startrak.com.

EXCEPT FOR HISTORICAL INFORMATION, THE STATEMENTS CONTAINED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS MADE PURSUANT TO THE SAFE HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. ALL SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO, AND ARE QUALIFIED BY, RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY THOSE STATEMENTS. THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO, REDUCED DEMAND FOR INFORMATION TECHNOLOGY EQUIPMENT; COMPETITIVE PRICING AND DIFFICULTY MANAGING PRODUCT COSTS; DEVELOPMENT OF NEW TECHNOLOGIES THAT MAKE THE COMPANYS PRODUCTS OBSOLETE; RAPID INDUSTRY CHANGES; FAILURE OF AN ACQUIRED BUSINESS TO FURTHER THE COMPANYS STRATEGIES; THE ABILITY TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH LENDERS AND REMAIN IN COMPLIANCE WITH FINANCIAL LOAN COVENANTS AND OTHER REQUIREMENTS UNDER CURRENT BANKING AGREEMENTS; AND THE ABILITY TO SECURE AND MAINTAIN KEY CONTRACTS AND RELATIONSHIPS.

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